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  CUSIP NO.  126349 10 9


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      NAME OF REPORTING PERSON
 1.


      Neal C. Hansen
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.                                                             (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3.


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States of America
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                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          2,669,968
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          2,669,968
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          -0-
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,669,968
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      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (SEE INSTRUCTIONS)
                                                                     [X]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      5.05%
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      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
 12.
      IN
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                                  Page 1 of 4
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SCHEDULE 13G

Item 1(a)  Name of Issuer:

     CSG Systems International, Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices:

     7887 East Belleview Avenue
     Suite 1000
     Englewood, Colorado  80111

Item 2(a)  Name of Person Filing:

     Neal C. Hansen

Item 2(b)  Address of Principal Office or, if none, Residence:

     7887 East Belleview Avenue
     Suite 1000
     Englewood, Colorado  80111

Item 2(c)  Citizenship:

     United States of America

Item 2(d)  Title of Class of Securities:

     Common Stock

Item 2(e)  CUSIP Number:

     126349 10 9

Item 3  If This Statement Is Filed Pursuant to Rules 13d-1(b) or 13d-2(b):

     Not applicable

Item 4(a)  Amount Beneficially Owned:

     2,669,968* shares as of December 31, 2000

     *Includes 942,500 shares owned by Hansen Partnership, Ltd., of which Neal
     C. Hansen is the Managing General Partner, and 379,500 shares which may be acquired pursuant to options which are currently exercisable or become exercisable within 60 days after December 31, 2000. Does not include 87,408 shares owned by Olivia Hansen, Neal C. Hansen's wife, as to which Mr. Hansen has neither voting nor dispositive power.

Item 4(b)  Percent of Class:

     5.05%

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Item 4(c)  Number of shares as to which reporting person has:

  (i)   sole power to vote or to direct the vote - 2,669,968
 (ii)   shared power to vote or direct the vote - 0
(iii)   sole power to dispose or direct the disposition of -
        2,669,968
 (iv)   shared power to dispose or direct the disposition of - 0

Item 5  Ownership of Five Percent or Less of a Class:

     Not applicable

Item 6  Ownership of More than Five Percent on Behalf of Another Person:

     Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

     Not applicable

Item 8  Identification and Classification of Members of the Group:

     Not applicable

Item 9  Notice of Dissolution of Group:

     Not applicable

Item 10 Certification:

     Not applicable

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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     Date:  January 10, 2001.



                                /s/ Neal C. Hansen
                                -----------------------------------
                                Neal C. Hansen